KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby appoints each of Mitchell B. Kleinman and Robert Giambrone, with full power of substitution and resubstitution, his true and lawful attorney-in-fact to execute and file such documents and other information, including amendments and exhibits thereto, as may be required to be filed, or which such attorney-in-fact may deem to be desirable to be filed, pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, including, without limitation, applications for EDGAR access, Form 3s, Form 4s, and Form 5s, with the United States Securities and Exchange Commission and, if necessary, foreign regulators, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney may deem necessary, advisable or appropriate as such individual might or could do personally, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney. This appointment shall be effective for each individual whose signature appears below until revoked by writing delivered by such individual to the General Counsel of KBW, Inc.





/s/ Thomas B. Michaud
Thomas B. Michaud
Director, Vice Chairman, Chief Operating Officer,
President of Keefe, Bruyette & Woods, Inc.




November 7, 2006